UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 26, 2010 (April 15, 2011)

RIVERDALE MINING INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-53309	98-0534641
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employee Identification No.)

20 Carl Crescent
Toronto, Ontario
Canada M1W 3R2
(Address of principal executive offices and Zip Code)

1-877-536-0333
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

    On April 22, 2011, we entered into a corporate development service agreement (the "Agreement") with CRG Finance AG ("CRG"). The Agreement has a term of three years, and will automatically renew for one year terms and will continue and remain in effect for additional one year periods unless either party gives not less than ninety days advanced written notice.

    Pursuant to the Agreement, CRG has agreed to provide advisory and consulting services ("Advisory Services") by and through its officers, employees, agents, representatives and affiliates, and lend its expertise in the areas of international corporate management, financing, marketing and sales consulting, strategic business planning, enhancing shareholder value, investment structuring, asset acquisition and disposition, and other matters relating to global corporate development. Additionally, CRG will also render investment banking and finance consulting services ("Investment Banking Services").

    In consideration of the rendering of the Advisory Services, we agreed to pay to CRG a monthly services fee of US$25,000.00 (twenty five thousand U.S. dollars) per month, payable each month for the period commencing as of April 15, 2011 and continuing until the third anniversary thereof (the "Advisory Services Fee"). All Advisory Services Fee payments shall be made quarterly in advance on the first business day of each calendar quarter. The Advisory Services Fee and all other payments hereunder shall be delivered in such currency as requested by CRG. The Advisory Services Fee is nonrefundable. CRG shall be paid $10,000 per month of the Advisory Services Fee beginning April 15, 2011, with the balance of $15,000 per month of the Advisory Services Fees accruing until completion of the first Company financing following the date of this Agreement when such accruals shall be fully due and payable. Additionally, in consideration of any and all Investment Banking Services provided to the Company, CRG will receive in cash 10% of the total value of each such transaction, payable at the closing of each such transaction.

ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS

(d)                     Exhibits
Exhibit Number	Description

10.1	Corporate Service Agreement

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Dated this 26th day of April, 2011.

RIVERDALE MINING INC.

BY:	VLADIMIR VASKEVICH
Vladimir Vaskevich, President, Principal
Executive Officer, Treasurer, Principal
Financial Officer and Principal Accounting
Officer